Comtex News Network                                     Release: IMMEDIATE
                                                        For: Comtex News Network
                                                        (Symbol: CMTX)


Contact:  Amber Gordon
          agordon@comtex.com
          703-797-8011

               COMTEX REPORTS SECOND QUARTER FISCAL 2009 EARNINGS

NEW YORK, NY, February 10, 2009 - Comtex News Network, Inc. (OTC BB: CMTX), a leading provider of economically useful electronic real-time news, content and SmarTrend(R) market products, today announced financial results for its second fiscal quarter and the six month period ended December 31, 2008.

     Comtex reported $43,000 of operating income and net income of $47,000, or $0.00 per share, on revenues of $1.6 million for the second quarter ended December 31, 2008, compared to operating income of $257,000 and net income of $268,000, or $0.02 per share, on revenues of $1.8 million for the three months ended December 31, 2007. The decrease was primarily due to a reduction in database revenues caused by industry consolidations and current economic conditions, plus increased marketing and technical operations costs.

     For the six months ended December 31, 2008, Comtex reported $74,000 of operating income and net income of $72,000, or $0.00 per share, on revenues of $3.3 million compared to $564,000 of operating income and net income of $510,000, or $0.03 per share, on revenues of $3.6 million for the six months ended December 31, 2007. The decrease in net income was primarily due to a reduction in database revenues caused by industry consolidations coupled with a one time revenue pick up of $181,000 from prior periods recorded in the six months ended December 31, 2007. Net income for the period ended December 31, 2008 was also impacted by an increase in marketing and technical operations costs, offset by the extinguishment of an accrued liability of $138,000 on October 30, 2008.

     For the six months ended December 31, 2008, EBITDA (as defined and explained in the accompanying note to the table below), excluding the effects of stock-based compensation, was $167,000 compared to EBITDA of $607,000 for the six months ended December 31, 2007. The decrease in EBITDA was due to reduced revenues as discussed above, and increased expenses mainly in technical operations, sales and marketing.

     Chip Brian, Comtex's President and CEO, stated, "During these challenging economic times, Comtex has thoroughly evaluated its financial structure and is pleased to be one hundred percent debt-free. Furthermore, we are strengthening our connections with customers by improving the value of our products, upgrading our technology, and expanding our content distribution capabilities."

Comtex Announces 2nd Quarter Earnings                                     Page 2
February 10, 2009


About Comtex

Comtex (www.comtex.com) provides real-time news, Comtex SmarTrend(R) Alerts and economically useful information. Comtex customers receive select content from key sources which is further enhanced with stock tickers and an extended lexicon of relevant terms. With a specialization in the financial news and content marketplace, Comtex receives, enhances, combines and filters news and content received from national and international news bureaus, agencies and publications, and distributes more than one million total stories per day. Comtex's state-of-the-art technology delivers this relevant content and reliable service in real-time. Comtex also provides several proprietary SmarTrend Alert products to investors, including a daily stock market letter (Morning Call), selected stock news (SmarTrend Spotlights), and SmarTrend Alerts (via subscription at www.mysmartrend.com). Comtex has offices in New York City; Boston, Massachusetts; and Alexandria, Virginia.

SmarTrend(R) is a registered trademark of Comtex News Network, Inc.


                             FINANCIAL TABLE FOLLOWS

Comtex Announces 2nd Quarter Earnings                                     Page 3
February 10, 2009


                            Comtex News Network, Inc.
                             Selected Financial Data
          (unaudited / amounts in thousands, except per share amounts)


                                                   Three Months                          Six Months
                                                Ended December 31                     Ended December 31
                                         ---------------------------------    ---------------------------------
                                                  2008            2007                  2008             2007
                                         ---------------------------------    ---------------------------------
Revenues                                        $1,653           $1,800               $ 3,316        $ 3,656
Operating Income                                    43              257                    74            564
Net Income                                       $  47            $ 268                 $  72         $  510
                                         ---------------------------------    ---------------------------------
Earnings Per Share
     Basic and Diluted                          $ 0.00           $ 0.02                $ 0.00         $ 0.03
                                         ---------------------------------    ---------------------------------
Weighted Avg. # Shares:
     Basic                                      15,446           15,294                15,583         15,294
                                         ---------------------------------    ---------------------------------
     Diluted                                    15,450           15,463                15,791         15,462
                                         ---------------------------------    ---------------------------------
Reconciliation to EBITDA:
 Net Income                                      $  47           $  268                 $  72         $  510
 Stock-based compensation                           35                -                    35              3
 Depreciation and Amortization                      29               19                    58             40
 Interest/Other (Income) Expenses, net              (6)             (12)                  (11)            49
 Income Taxes                                        1                1                    13              5
                                          --------------- ----------------     ----------------- --------------
 EBITDA                                          $ 106           $  276                $  167         $  607
                                          --------------- ----------------     ----------------- --------------

Please Note: EBITDA consists of earnings before stock-based compensation, debt conversion expense, interest expense, interest and other income, unrealized and realized gains (losses) in marketable securities, income taxes, and depreciation and amortization. EBITDA is not a term defined by U.S. generally accepted accounting principles, and as a result, our measure of EBITDA might not be comparable to similarly titled measures used by other companies. However, we believe that EBITDA is relevant and useful information, which is often reported and widely used by analysts, investors and other interested parties in our industry. Accordingly, we are disclosing this information to permit a more comprehensive analysis of our operating performance.

Also Please Note: Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as "anticipate," "expect," "could," "intend," "may" and other words of a similar nature. These statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein, including the occurrence of unanticipated events or circumstances relating to the fact that Comtex is in a highly competitive industry subject to rapid technological, product and price changes. Other factors include the possibility that demand for the Company's products may not occur or continue at sufficient levels, changing global economic and competitive conditions, technological risks and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission. Comtex undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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